EXHIBIT 11




              CAPITAL BANCORP AND SUBSIDIARIES
              CALCULATION OF EARNINGS PER SHARE


                                            Three Months Ended
                                                 March 31
                                                 -------

Primary                                    1996              1995
- -------                                    ----              ----
Weighted average number of
     common shares outstanding          7,457,883         7,152,773
Common equivalent shares
     outstanding - options                661,992           277,242
                                      -----------       -----------
Total common and common
     equivalent shares outstanding      8,119,875         7,430,015
                                      ===========       ===========
Net income                            $ 4,402,000       $ 3,689,000
                                      ===========       ===========
Primary earnings per share            $       .54       $       .50
                                      ===========       ===========

Fully diluted
- -------------
Weighted average number of
     common shares outstanding          7,457,883         7,152,773
Common equivalent shares
     outstanding - options                661,992           277,242
                                      -----------       -----------
Total common and common
     equivalent shares outstanding      8,119,832         7,430,015
                                      ===========       ===========
Net income                            $ 4,402,000       $ 3,689,000
                                      ===========       ===========
Fully diluted earnings per share      $       .54       $       .50
                                      ===========       ===========





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